Exhibit 5.2

March 28, 2025

WinVest (BVI) Ltd.

125 Cambridgepark Drive., Suite 301

Cambridge, MA 02140

Re:	WinVest (BVI) Ltd. Registration Statement on Form F-4.

Ladies and Gentlemen:

We have acted as counsel for WinVest (BVI) Ltd., a British Virgin Islands business company (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) on September 30, 2024, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form F-4, as amended on December 16, 2024, March 11, 2025 and March 28, 2025 (collectively, the “Registration Statement”) and the prospectus of even date herewith contained therein (the “Prospectus”) relating to the offer and a sale of (i) Warrants issued by WinVest Acquisition Corp., a Delaware corporation (“WinVest”) on September 14, 2021 pursuant to the Warrant Agreement dated such date by and between WinVest and Continental Stock Transfer and Trust Company (“Continental”) (the “Public Warrant Agreement”) which pursuant to the Amended and Restated Business Combination Agreement, dated September 16, 2024, by and among WinVest, the Company, Xtribe P.L.C., a public limited company incorporated and registered in England and Wales (“Xtribe”) and Xtribe (BVI) Ltd., a British Virgin Islands business company (“Xtribe BVI ”), as further amended (collectively, the “BCA”) will be assumed by the Company and exercisable into 5,750,000 Ordinary Shares of the Company (the “Public Warrants”) upon the closing of the transactions contemplated by the BCA; (ii) Warrants issued by WinVest on September 14, 2021 pursuant to the Private Placement Warrants Purchase Agreement dated such date by and between WinVest and WinVest SPAC LLC, a Delaware limited liability company (the “Private Warrant Agreement”) which pursuant to the BCA will be assumed by and exercisable into 5,450,000 Ordinary Shares of the Company (the “Private Warrants”) upon the closing of the transactions contemplated by the BCA; (iii) earnout rights granted pursuant to the BCA for up to 6,000,000 Ordinary Shares of the Company (the “Earnout Rights”); (iv) the subscription agreement dated March 28, 2025 by and between Xtribe BVI and Chardan Capital Markets, LLC (the “Chardan Subscription Agreement”) and the form of note attached to the Chardan Subscription Agreement in a principal amount of up to $9,000,000 which pursuant to the BCA will be assumed by and exercisable into a minimum of 2,250,000 Ordinary Shares of the Company upon the closing of the transactions contemplated by the BCA (the “Chardan Convertible Note”); (v) the promissory note dated March 16, 2021 and amended effective December 31, 2021 payable by WinVest to WinVest SPAC LLC in a principal amount of $300,000 and convertible into warrants which pursuant to the BCA will be assumed by the Company upon the closing of the transactions contemplated by the BCA with the warrants then being exercisable into 300,000 Ordinary Shares of the Company (the “March 2021 Note”); (vi) the promissory note dated December 5, 2022 payable by WinVest to WinVest SPAC LLC in a principal amount of $750,000 and convertible into warrants which pursuant to the BCA will be assumed by the Company upon the closing of the transactions contemplated by the BCA with the warrants being exercisable into 750,000 Ordinary Shares of the Company (the “December 2022 Note”); (vii) the promissory note dated June 13, 2023 payable by WinVest to WinVest SPAC LLC in a principal amount of $390,000 and convertible into warrants which pursuant to the BCA will be assumed by the Company upon the closing of the transactions contemplated by the BCA with the warrants being exercisable into 390,000 Ordinary Shares of the Company (the “June 2023 Note”); and (viii) the warrants issuable upon any future conversion of the March 2021 Note, the December 2022 Note and/or the June 2023 Note exercisable into an aggregate of up to 1,440,000 Ordinary Shares of the Company upon the closing of the transactions contemplated by the BCA (collectively, the “Future Warrants”).

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified, of the following: (i) the Registration Statement, (ii) resolutions of the Company dated September 6, 2024 and March 27, 2025, (iii) the Public Warrant Agreement, (iv) the Private Warrant Agreement, (v) the BCA, (vi) the Chardan Subscription Agreement and Chardan Convertible Note, (vii) the March 2021 Note, (viii) the December 2022 Note, (ix) the June 2023 Note and (x) the form of warrant for the Future Warrants and such other corporate records and documents of the Company, as we have deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the parties made in the BCA and on such corporate records and other records or documents of the Company as we have examined.

In making the foregoing examination, we have assumed certain matters with respect to the Company, including the valid existence, good standing, power and authority of the Company, and the due authorization, execution and delivery of the BCA. In addition, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments relevant hereto are the valid, binding and enforceable obligations of all parties thereto, other than the Company and (v) that all factual statements on which we have relied was accurate and complete.

We are opining herein as to laws of the State of New York (being referred to as the “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined Law) other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

SPECIFIC LIMITATIONS AND QUALIFICATIONS ON

OPINIONS REGARDING ENFORCEABILITY

The enforceability opinions set forth below are subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law), (iii) obligations of good faith and fair dealing under New York law, (iv) provisions purporting to make a guarantor primarily liable rather than as a surety and (v) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, the potential unavailability of specific performance and other equitable remedies, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

Based upon the foregoing and subject to the qualifications and limitation stated herein, we are of the opinion that:

1.	Upon the closing of the transactions contemplated by the BCA, the Public Warrants and the Private Warrants will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms and the terms of the BCA.

2.	Upon the closing of the transactions contemplated by the BCA and the conversion of any or all of the March 2021 Note, the December 2022 Note and/or the June 2023 Note, the Future Warrants issued upon such conversion will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms, the terms of the applicable March 2021 Note, the December 2022 Note and/or the June 2023 Note and the terms of the BCA.

3.	The Earnout Rights constitute valid and binding obligations of the Company and are enforceable against the Company in accordance with the terms of the BCA.

4.	Upon the closing of the transactions contemplated by the BCA, the March 2021 Note, the December 2022 Note and the June 2023 Note will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms and the terms of the BCA.

5.	Upon the closing of the transactions contemplated by the BCA and the execution of the Chardan Convertible Note, the Chardan Convertible Note will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with its terms and the terms of the BCA.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP